EXHIBIT 12

                        HMC ACQUISITION PROPERTIES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (in thousands, except ratio amounts)

                                                                1996        1995         1994
                                                            ----------   ---------    ---------
Income from operations before income taxes .....            $  20,405    $  18,338    $   4,968
Add (deduct):
 Fixed charges .................................               33,208       16,778          984
                                                               ------       ------       ------
Adjusted earnings ..............................            $  53,613    $  35,116    $   5,952
                                                            =========    =========    =========

Fixed charges:
 Interest on indebtedness and amortization of deferred
  financing costs ..............................            $  32,591    $  16,266    $     875
 Portion of rents representative of the interest factor           617          512          109
                                                               ------       ------       ------
Total fixed charges ...........................             $  33,208    $  16,778    $     984
                                                            =========    =========    =========

Ratio of earnings to fixed charges ............                  1.6x         2.1x         6.0x
                                                            =========    =========    =========